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    Opinion of Zellermayer, Pelossof & Co. as to Israeli Tax Matters







June 15, 2004

Given Imaging Ltd.
13 Ha'Yetzira Street
Yoqneam 20692
Israel


Ladies and Gentlemen:

We have acted as Israeli counsel to Given Imaging Ltd., an Israeli company (the "Company"), in connection with (i) the issuance by the Company of 1,500,000 ordinary shares, nominal value NIS 0.05 (each, an "Ordinary Share"), of the Company (the "Company Shares"), (ii) the sale of up to 1,005,000 Ordinary Shares by certain shareholders (the "Selling Shareholders") of the Company (the "Shareholder Underwritten Shares"), and (iii) the sale of up to an additional 375,750 Ordinary Shares (the "Shareholder Option Shares" and, together with the Shareholder Underwritten Shares and the Company Shares, the "Shares") if the underwriters elect to exercise the over-allotment option granted to them by certain Selling Shareholders.

Our opinion is based on the Income Tax Ordinance, as amended, and such other Israeli legislation mentioned in the Registration Statement on Form F-3 relating to the Shares (Reg. No. 333-115823) (the "Registration Statement") under the caption "Taxation and Government Programs--Israeli Tax Considerations and Government Programs", the regulations issued thereunder, and published administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the operative documents for the Shares described in the prospectus forming a part of the Registration Statement to which this opinion is filed as an exhibit will be performed in accordance with the terms described therein. In connection with our opinion, we reviewed copies of the Registration Statement, as well as the underwriting agreement, a form of which is filed as Exhibit 1.1 to the Registration Statement.

As basis for the opinions hereafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents provided to us by the Company as we have deemed necessary as a basis for this



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opinion. In our examination we have assumed the legal capacity of all natural persons, the existence of and authorization by all non-natural persons (other than the Company), the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and that all documents examined by us are in full force and effect and have not been amended, supplemented or modified. As to relevant facts material to our opinion, we have relied, without any independent investigation or verification, upon written or oral statements of officers and other representatives of the Company, certificates of public officials and the financial statements of the Company.

Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption "Taxation and Government Programs-- Israeli Tax Considerations and Government Programs."

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the reference to us under the caption "Taxation and Government Programs--Israeli Tax Considerations and Government Programs" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Zellermayer Pelossof & Co.

                                            ZELLERMAYER PELOSSOF & CO., ADV.


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